EXHIBIT 18



                                PEGASUS FUNDS
                                (the "Trust")

                     Amended and Restated Rule 18f-3 Plan
                                 (the "Plan")


A.       INTRODUCTION
         ------------

         On February 23, 1995, the Securities and Exchange Commission (the "Commission") adopted Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), which permits the creation and operation of a multi-class distribution structure without the need to obtain an exemptive order under Section 18 of the 1940 Act. Rule 18f-3, which became effective on April 3, 1995, requires an investment company to file with the Commission, a written plan specifying all of the differences among the classes, including the various services offered to shareholders, the different distribution arrangements for each class, the methods for allocating expenses relating to those differences and any conversion features or exchange privileges (an "18f-3 Plan").

         On April 15, 1996, the Board authorized the Trust to operate a multi-class distribution structure in accordance with Rule 18f-3. In connection with the proposed reorganization with Prairie Funds, Prairie Intermediate Bond Fund, Prairie Institutional Funds and Prairie Municipal Bond Fund, Inc. during the period from July through September, 1996 (the "Reorganization"), the Trust made certain changes to the multi- class distribution structure, as adopted August 26, 1996. The Trust began to operate its multi-class distribution structure in accordance with the Amended and Restated 18f-3 Plan beginning on the effective date of the Reorganization of each Fund. It is intended that the Amended and Restated Plan shall become effective with respect to each of the Treasury Cash Management Fund and High Yield Bond Fund upon the commencement of its investment operations.

B.       ATTRIBUTES OF CLASSES
         ---------------------

         Under this Plan, the Trust is authorized to offer those classes of shares as specified on Schedule A attached hereto.

         In general, shares of each class will be identical except for different expense variables (which may result in different returns for the classes), certain related rights and certain shareholder services. More particularly, each class of shares shall represent interests in the same portfolio of investments of the particular Fund, and shall be identical in all respects, except for: (a) the impact of expenses assessed to a class pursuant to (i) a shareholder services plan ("Shareholder



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Administrative Services Plan") and/or a distribution plan ("12b-1 Plan")
adopted for that class and (iii) any other incremental expenses identified from time to time that should be properly allocated to one class so long as any changes in expense allocations are reviewed and approved by a vote of the Board of Trustees of the Trust, including a majority of the independent Trustees; (b) the fact that a class shall vote separately on any matter submitted to shareholders that pertains to (i) the Shareholder Administrative Services Plan or 12b-1 Plan adopted for that class and (ii) any class expense borne by that class; (c) different exchange privileges and conversion features; (d) the designation of each class; and (e) any different shareholder services relating to a class.

C.       DISTRIBUTION AND SERVICING ARRANGEMENTS
         ---------------------------------------

         Class A shares: Class A shares shall be available for purchase by the public through financial institutions such as banks, brokers and dealers. Class A shares of each Fund, other than the Money Market Funds, shall be subject to a front-end sales charge which initially shall not exceed 5.0% of the offering price of Class A shares of each Equity and Managed Assets Fund (3.0% with respect to the Equity Index Fund) and 4.50% of the offering price of Class A shares of each Bond Fund (3.0% with respect to the Short Bond, Intermediate Bond, Income and Intermediate Municipal Bond Funds). Class A shares initially also will be subject to a fee payable pursuant to a Shareholder Administrative Services Plan adopted for that class which will not exceed .25% (on an annual basis) of the average daily net asset value of Class A shares of each particular Fund beneficially owned by customers of shareholder organizations providing such shareholder services.

         Services provided under the Shareholder Administrative Services Plan adopted for the class may include (i) aggregating and processing purchase and redemption requests; (ii) providing a service that invests the assets of Client accounts pursuant to specific or pre-authorized instructions; (iii) processing dividend payments; (iv) providing information periodically to Clients showing their positions; (v) arranging for bank wires; (vi) responding to Client inquiries; (vii) providing subaccounting or the information necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from the Trust (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; and (ix) providing such other similar services as may reasonably be requested to the extent permitted under applicable statutes, rules or regulations.

         Class S shares: Class S shares shall be available for purchase by the public through financial institutions such as banks, brokers and dealers. Class S shares of each Fund will not

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be subject to a front-end sales charge. Class S shares of the Institutional
Money Market Funds also will initially be subject to a fee payable pursuant to a 12b-1 Plan adopted for that class which will not exceed .25% of the average daily net assets attributable to the outstanding Class S Shares of a Fund.

         Services provided under the 12b-1 Plan adopted for Class S of the Institutional Money Market Funds may include (i) advertising, marketing and distributing such shares and/or (ii) the provision of shareholder and administrative services for the beneficial owners of such shares.

         Class B shares: Class B shares shall be available for purchase by the public through financial institutions such as banks, brokers and dealers. Class B shares of each Fund initially will not be subject to a front-end sales charge. Class B shares will initially be subject to a contingent deferred sales charge ("CDSC") which will be payable on certain share redemptions at a rate which initially will not exceed 5% (3% with respect to the Short Bond, Intermediate Bond, Income and Intermediate Municipal Bond Funds) of the lower of (1) the net asset value of the redeemed shares or (2) the original purchase price of the redeemed shares. Class B shares also will initially be subject to a fee payable pursuant to a 12b-1 Plan adopted for that class which initially will not exceed .75% (on an annual basis) of the daily net asset value of the outstanding Class B shares.

         Services provided under the 12b-1 Plan adopted for the class may include (i) soliciting orders for the sale of shares; (ii) preparing or reviewing, providing advice with respect to, and filing with the federal and state agencies or other organizations as required by federal, state, and other applicable laws and regulations, all sales literature (advertisements, brochures and shareholder communications); and (iii) providing such other similar services as may reasonably be requested.

         Class B shares shall also be subject to a fee payable pursuant to a Shareholder Administrative Services Plan adopted for that class which shall not initially exceed .25% (on an annual basis) of the average daily net asset value of Class B shares of each particular Fund beneficially owned by customers of shareholder organizations providing such shareholder services.

         Services provided under the Shareholder Administrative Services Plan adopted for the class may include (i) aggregating and processing purchase and redemption requests; (ii) providing a service that invests the assets of Client accounts pursuant to specific or pre-authorized instructions; (iii) processing dividend payments; (iv) providing information periodically to Clients showing their positions; (v) arranging for bank wires; (vi) responding to Client inquiries; (vii) providing

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subaccounting or the information necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from the Trust (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; and (ix) providing such other similar services as may reasonably be requested to the extent permitted under applicable statutes, rules or regulations.

         Class I shares: Class I shares shall be available to First Chicago NBD Corporation and its affiliated and correspondent banks acting on behalf of their respective customers ("Fiduciary Accounts"), to qualified plans with plan assets of at least $100 million invested in shares of the Funds of the Trust set forth on Schedule A or other investment companies or accounts advised by the Trust's investment adviser, or to shareholders of the Money Market and Institutional Money Market Funds set forth on Schedule A with accounts of at least $1 million.

         Class I shares of each Fund initially shall not be subject to a front-end sales charge or a CDSC. Class I shares initially shall not be subject to a fee pursuant to a Shareholder Administrative Services Plan or 12b-1 Plan.

D.       SHAREHOLDER SERVICES
         --------------------

         1. Conversion Features: Class I shares held by investors who after purchasing Class I shares withdraw from their Fiduciary Accounts shall automatically convert to Class A/S shares, based on the relative net asset value of each such Class without the imposition of any sales charge, fee or other charge upon the conversion of shares. Such shares may be subject to an annual service fee charged to Class A/S shares.

                  Class B shares shall automatically convert to Class A shares approximately eight years (seven years in the case of the Short Bond Fund) after the date of purchase based on the relative net asset value of each such Class without the imposition of any sales charge, fee or other charge upon the conversion of shares. Such shares shall no longer be subject to fees under the 12b-1 Plan. At that time, Class B shares that have been acquired through the investment of dividends and distributions ("Dividend Shares") shall be converted in the proportion that a shareholder's Class B shares (other than Dividend Shares) converting to Class A shares bears to the total Class B shares then held by the shareholder which were not acquired through the reinvestment of dividends and distributions.

         2. Exchange Privileges: Shares of Class A, Class S, Class B and Class I may be exchangeable for shares of the

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                  same Class of another Fund of the Trust or of other
                  investment companies advised by First Chicago NBD Corporation or its affiliates, based on relative net asset values.

                  Shares of Funds purchased with or without a sales load may be exchanged without a sales load for shares of other Funds sold without a sales load.

                  Shares of Funds purchased without a sales load may be exchanged for shares of other Funds sold with a sales load, and the applicable sales load will be deducted.

                  Shares of Funds purchased with a sales load, shares of Funds acquired by a previous exchange from shares purchased with a sales load and additional shares acquired through reinvestment of dividends or distributions of any such Funds (collectively referred to herein as "Purchased Shares") may be exchanged for shares of other Funds sold with a sales load (referred to herein as "Offered Shares"), provided that, if the sales load applicable to the Offered Shares exceeds the maximum sales load that could have been imposed in connection with the Purchased Shares (at the time the Purchased Shares were acquired), without giving effect to any reduced loads, the difference will be deducted.

                  Shares of Funds subject to a CDSC that are exchanged for shares of another Fund will be subject to the higher applicable CDSC of the two Funds, and for purposes of calculating CDSC rates and conversion periods, if any, will be deemed to have been held since the date the shares being exchanged were initially purchased.

                  Class B shares of qualified plans under Section 401(k) of the Internal Revenue Code with at least $1 million or 200 eligible lives may be exchanged for Class A shares.

         3. Automatic Investment Program: Investors may purchase shares of each Fund with an automatic investment plan whereby a shareholder may purchase shares at regular intervals.

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E.       Methodology for Allocating Expenses Among Classes:

                  Expenses will be allocated among each class in accordance with Rule 18f-3.


Dated:  March 18, 1996

As amended:  August 26, 1996
             May 20, 1997

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                                  SCHEDULE A

                                Pegasus Funds
                                  18f-3 Plan

The Trust is authorized to offer the following Classes of shares in the portfolios:

Classes A, B and I in the following Non-Money Market Funds:
-----------------------------------------------------------

Equity Funds
------------

Growth Fund
International Equity Fund
Equity Index Fund
Growth and Value Fund
Intrinsic Value Fund
Mid-Cap Opportunity Fund
Equity Income Fund
Small-Cap Opportunity Fund

Managed Assets Funds
--------------------

Managed Assets Balanced Fund
Managed Assets Conservative Fund
Managed Assets Growth Fund

Bond Funds
----------

Bond Fund
Short Bond Fund
Intermediate Bond Fund
Municipal Bond Fund
Michigan Municipal Bond Fund
Intermediate Municipal Bond Fund
Income Fund
International Bond Fund
High Yield Bond Fund

Classes A and I in the following Money Market Funds:
----------------------------------------------------

Money Market Fund
Treasury Money Market Fund
Municipal Money Market Fund
Michigan Municipal Money Market Fund

Classes S and I in the following Institutional Money Market Funds:
------------------------------------------------------------------

Cash Management Fund
U.S. Government Securities Cash Management Fund
Treasury Prime Cash Management Fund
Treasury Cash Management Fund

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